Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2014

CHESTERFIELD, MO, March 4, 2015 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2014.

Fourth-Quarter Results

Reliv reported net sales of $14.1 million for the fourth quarter of 2014, compared with sales of $17.4 million for the fourth quarter of 2013. U.S. sales decreased by 19.8 percent for the quarter compared with the same quarter in 2013. A significant portion of the decline in U.S. net sales was due to a promotion launched in fall 2013 that lowered the sales volume level needed to qualify as a Master Affiliate in the United States. This resulted in a shifting of and reduction in requalification orders that would normally be received in January 2014 to the fourth quarter of 2013. International sales for the quarter decreased 16.0 percent. A strengthening U.S. dollar compared to the year-ago quarter accounted for 4.0 percent of the decline.

Reliv reported net income of $998,000, or $0.08 per diluted share, for the fourth quarter of 2014 compared with net income of $503,000, or $0.04 per diluted share, for the fourth quarter of 2013. The fourth quarter of 2014 was favorably impacted by an income tax benefit of $575,000 primarily due to recognition of a deferred tax benefit of $758,000 related to net operating loss carryforwards in a European subsidiary. Income from operations for the fourth quarter of 2014 was $513,000 compared with $888,000 in the same quarter of 2013.

Full-Year Results

Reliv reported net sales of $57.3 million for 2014 compared with net sales of $68.2 million in 2013. U.S. net sales decreased from $53.7 million to $43.3 million. As previously noted, some of that decline can be attributed to the promotion launched in fall 2013.

Net sales in Reliv’s foreign markets for 2014 decreased 3.7 percent compared with net sales for 2013. Europe once again topped all international markets with $8.3 million in net sales, an increase of 4.4 percent over 2013.

Net income for 2014 was $725,000 compared with $777,000 in 2013. Earnings per diluted share were $0.06 for both 2014 and 2013. Net income for 2014 was favorably impacted by the income tax benefit in the European subsidiary as previously noted. Income from operations for 2014 was $96,000 compared to $1.5 million in 2013. Selling, general and administrative expenses were $25.0 million versus $27.8 million in 2013, as cost reductions implemented in the latter half of 2014 helped offset the impact of the sales decline.

“In 2014 Reliv completed a series of critical transitions in our distributor compensation plan, our corporate leadership, and our product line, coupled with a cost containment initiative, to better position the company for future growth,” said Robert L. Montgomery, Chairman and CEO of Reliv. “This process has come with anticipated adjustments. Yet after recording net losses in each of the first two quarters of 2014, we achieved profitability in both the third and fourth quarters. We believe the return to profitability is evidence that the transitions and cost containments initiated by Reliv are gaining traction.”

“Reliv started 2014 by announcing that reduced profit level qualifications for distributors would remain in place in Reliv’s compensation plan. First introduced as a promotion in the final months of 2013, the lower qualifications were embraced by distributors,” Montgomery continued.

“We believe as the strategy to increase focus and promotion of the Reliv business opportunity gains traction, the ability for distributors to access the highest profit level at these qualification levels will result in an increase in new distributors. Marketing and promotional strategies have been developed that are consistent with this goal.”

Montgomery added: “With the acquisition of the LunaRich technology, Reliv’s marketing efforts in recent years focused on consumer education and establishing Reliv as the Nutritional Epigenetics Company. With our product and science messaging in place and our competitive advantage established, we are focused on the Reliv business opportunity. We believe we now have all elements in place – field development, corporate leadership, product focus and business plan – for this strategy to take hold and be embraced by our field.”

“In the network marketing industry, product consumers form the foundation, but it is the expansion of distribution networks that drives growth. Reliv’s product foundation is stronger than ever and, with distributor-focused business initiatives now taking hold, we are ready to build a thriving network of active entrepreneurs on top of it.”

As of December 31, 2014, Reliv had 47,970 distributors – a decrease of 9.6 percent from December 31, 2013 – of which 7,130 are Master Affiliate level and above. The number of Master Affiliates decreased by 5.4 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

Reliv had cash and cash equivalents of $5.0 million as of December 31, 2014, a decrease of $1.7 million from the balance as of December 31, 2013. Net cash of $392,000 was used in operating activities in 2014 compared to net cash of $2.5 million provided by operations in 2013.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

ADD TWO

Condensed Consolidated Balance Sheets

	December 31	December 31
	2014	2013
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$4,989,392	$6,656,798
Accounts receivable, less allowances of $26,300 in 2014 and $31,800 in 2013	265,530	148,630
Accounts and note due from employees and distributors	121,208	129,852
Inventories	5,177,465	5,214,690
Other current assets	979,615	1,006,099

Total current assets	11,533,210	13,156,069

Deferred income taxes	686,000	-
Other assets	4,776,855	4,511,360
Intangible assets, net	2,925,775	3,195,903
Net property, plant and equipment	6,925,970	6,735,419

Total Assets	$26,847,810	$27,598,751

Liabilities and Stockholders' Equity

Total current liabilities	$5,884,480	$6,649,345
Long-term debt, less current maturities	3,547,267	3,781,607
Other non-current liabilities	418,785	1,037,327
Stockholders' equity	16,997,278	16,130,472

Total Liabilities and Stockholders' Equity	$26,847,810	$27,598,751

Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$13,034,829	$16,082,933	$52,902,254	$62,379,450
Handling & freight income	1,055,382	1,301,670	4,442,705	5,827,288

Net Sales	14,090,211	17,384,603	57,344,959	68,206,738

Costs and expenses:
Cost of products sold	2,802,326	3,532,171	11,657,728	14,022,996
Distributor royalties and commissions	5,117,201	6,330,914	20,542,905	24,926,014
Selling, general and administrative	5,657,864	6,633,625	25,048,596	27,755,483

Total Costs and Expenses	13,577,391	16,496,710	57,249,229	66,704,493

Income from operations	512,820	887,893	95,730	1,502,245

Other income (expense):
Interest income	31,495	36,330	131,503	149,402
Interest expense	(24,453)	(24,279)	(100,142)	(82,461)
Other income (expense)	(96,539)	(75,114)	(150,522)	(137,596)

Income (loss) before income taxes	423,323	824,830	(23,431)	1,431,590
Provision (benefit) for income taxes	(575,000)	322,000	(748,000)	655,000

Net income	$998,323	$502,830	$724,569	$776,590

Earnings per common share - Basic	$0.08	$0.04	$0.06	$0.06
Weighted average shares	12,667,000	12,624,000	12,666,000	12,619,000

Earnings per common share - Diluted	$0.08	$0.04	$0.06	$0.06
Weighted average shares	12,730,000	12,875,000	12,811,000	12,816,000

Cash dividends declared per common share	-	$0.01	-	$0.03

Reliv International, Inc. and Subsidiaries

ADD THREE

Net sales by Market

(in thousands)

	Three months ended December 31,				Change From
	2014		2013		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$10,870	77.1%	$13,550	77.9%	$(2,680)	-19.8%
Australia/New Zealand	381	2.7%	457	2.6%	(76)	-16.6%
Canada	374	2.7%	466	2.7%	(92)	-19.7%
Mexico	189	1.3%	219	1.3%	(30)	-13.7%
Europe	1,772	12.6%	2,289	13.2%	(517)	-22.6%
Asia	504	3.6%	404	2.3%	100	24.8%

Consolidated total	$14,090	100.0%	$17,385	100.0%	$(3,295)	-19.0%

Net sales by Market

(in thousands)

	Year ended December 31,				Change From
	2014		2013		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$43,323	75.5%	$53,651	78.7%	$(10,328)	-19.3%
Australia/New Zealand	1,642	2.9%	1,859	2.7%	(217)	-11.7%
Canada	1,367	2.4%	1,777	2.6%	(410)	-23.1%
Mexico	796	1.4%	977	1.4%	(181)	-18.5%
Europe	8,301	14.5%	7,953	11.7%	348	4.4%
Asia	1,916	3.3%	1,990	2.9%	(74)	-3.7%

Consolidated total	$57,345	100.0%	$68,207	100.0%	$(10,862)	-15.9%

The following table sets forth, as of December 31, 2014 and 2013, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. For the December 31, 2014 and 2013 data, the active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of 12/31/14 and 12/31/13 includes France preferred customers of 2,945 and 1,500, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2014		As of 12/31/2013		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	34,650	5,360	39,270	5,590	-11.8%	-4.1%
Australia/New Zealand	1,300	150	1,470	200	-11.6%	-25.0%
Canada	1,200	250	1,340	250	-10.4%	0.0%
Mexico	1,130	140	1,100	160	2.7%	-12.5%
Europe	7,640	890	6,790	940	12.5%	-5.3%
Asia	2,050	340	3,100	400	-33.9%	-15.0%

Consolidated total	47,970	7,130	53,070	7,540	-9.6%	-5.4%